Exhibit (e)(5)

NUMERICAL TECHNOLOGIES, INC.

NOTICE OF STOCK OPTION GRANT

Naren Gupta
1252 Canada Road
Woodside CA, 94062

You have been granted an option to purchase Common Stock of the Company under the Company’s 2000 Stock Plan (Rev 1.00) (the “Plan”), Subject to the terms and conditions of the Plan and the Company’s standard Stock Option Agreement (Rev. 1.00) (the “Agreement”), as follows (Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings herein):

Date of Grant:	December 10, 2002

Vesting Commencement Date:	December 10, 2002

Exercise Price per Share:	$3.42

Total Number of Shares Granted:	200,000

Total Exercise Price:	684,000.00

Type of Option:	☐ Incentive Stock Option
☒ Nonstatutory Stock Option

Term/ Expiration Date:	10 Years/December 9, 2012

Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

All of the shares subject to the Option shall vest twelve months after the Vesting Commencement Date, subject to your continuing to be a Service Provider on such date.

Change of Control:

See Attached Exhibit A – Change of Control; Constructive Termination Provisions for Dr. Gupta.

Termination Period:

This Option may be exercised for thirty days after Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for twelve months after Optionee ceases to be a Service Provider. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and Stock Option Agreement referenced above. Optionee has reviewed the Plan and Stock Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE: /S/ NAREN GUPTA	NUMERICAL TECHNOLOGIES, INC. /S/ RICHARD MORA

Signature	By
Naren Gupta	Chief Financial Officer

Print Name	Title

CONSENT OF SPOUSE

The undersigned spouse of Optionee has read and hereby approves the terms and conditions of the Plan and this Option Agreement. In consideration of the Company’s granting his or her spouse the right to purchase Shares as set forth in the Plan and this Option Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Option Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Option Agreement.

Spouse of Optionee

Exhibit A

Change of Control Constructive Termination Provisions for Naren Gupta

Notwithstanding the provisions of Section 12(c) of the Plan, any unvested shares subject to the Option shall fully vest upon the earliest to occur of the following: (i) a Change of Control (as defined below) or (ii) the removal of the Optionee as the Company’s interim Chief Executive Officer, provided that the individual who replaces the Optionee as the Company’s Chief Executive Officer is employed as the Company’s Chief Executive Officer on a permanent basis rather than an interim basis.

A “Change of Control” shall mean any transaction whereby the Company merges with or into another entity, sells all or substantially all of its assets, or enters into any other similar transaction or reorganization (including without limitation, a sale of stock of the Company) as a result of which the stockholders of the Company immediately prior to such transaction will not hold at least 50% of the voting power of the surviving, purchasing or continuing entity, as applicable (taking into account any securities issued to the stockholders of the Company in the transaction).